Exhibit 10.5B

AMENDMENT NO. 2 TO THE XOMA LTD.

1998 EMPLOYEE SHARE PURCHASE PLAN

The XOMA Ltd. 1998 Employee Share Purchase Plan, as amended (the “Plan”), is hereby amended, effective as of January 1, 2005, as follows:

1.	Section 2(h) of the Plan is amended to read as follows:

“(h) “Offering Periods” shall mean consecutive three (3) month periods commencing once every calendar quarter beginning on the first Trading Day on or after January 1, April 1, July 1 and October 1 of each year, and ending on the last Trading Day prior to the end of such three (3) month period.”

2.	Section 2(i) of the Plan is amended to read as follows:

“(i) “Purchase Price” shall mean with respect to new Offering Periods under the Plan commencing on or after January 1, 2005, the Purchase Price for such Offering periods shall be an amount equal to 95% of the Fair Market Value of a Common Share on the Exercise Date for that Offering Period.”